[SEAL]
                          FLORIDA DEPARTMENT OF STATE
                               Sandra B. Mortham
                               Secretary of State

June 5, 1998

CAPITAL CONNECTION, INC.
TALLAHASSEE, FL




Re: Document Number V51311

The Articles of Amendment to the Articles of Incorporation of AMERICAN FINANCIAL SEMINARS, INC., a Florida corporation, were filed on June 4, 1998.

Should you have any questions regarding this matter, please telephone (850) 487-6050, the Amendment Filing Section.

Joy Moon-French
Corporate Specialist
Division of Corporations                             Letter Number: 498A00031758






      Division of Corporations - P.O. BOX 6327 -Tallahassee, Florida 32314


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                                                                   FILED
                                                             98 JUN-4 PM 4:19
                                                            SECRETARY OF STATE
                                                           TALLAHASSEE, FLORIDA



                            ARTICLES OF AMENDMENT TO
                        AMERICAN FINANCIAL SEMINARS, INC.


     THE UNDERSIGNED, being the sole director and president of be American Financial Seminars, Inc., does hereby amend its Articles of Incorporation as follows:

                                    ARTICLE I
                                 CORPORATE NAME

     The name of the Corporation shall be American Financial Seminars, Inc.

                                   ARTICLE II
                                     PURPOSE

     The Corporation shall be organized for any and all purposes authorized under the laws of the state of Florida.

                                   ARTICLE III
                               PERIOD OF EXISTENCE

     The period during which the Corporation shall continue is perpetual.

                                   ARTICLE IV
                                     SHARES

     The capital stock of this corporation shall consist of 25,000,000 shares of common stock, $.00l par value.

                                    ARTICLE V
                                PLACE OF BUSINESS

     The address of the principal place of business of this corporation in the State of Florida shall be One Biscayne Tower, Suite 3599, Miami, FL 33131. The Board of Directors may at any time and from time to time move the principal office of this corporation.

                                   ARTICLE VI
                             DIRECTORS AND OFFICERS

     The business of this corporation shall be managed by its Board of Directors. The number of such directors shall be not be less than one (1) and, subject to such minimum may be increased or decreased from time to time in the manner provided in the By-Laws.


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                                   ARTICLE VII
                           DENIAL OF PREEMPTIVE RIGHTS

     No shareholder shall have any right to acquire shares or other securities of the Corporation except to the extent such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the board of Directors.

                                  ARTICLE VIII
                               AMENDMENT OF BYLAWS

     Anything in these Articles of Incorporation, the Bylaws, or the Florida Corporation Act notwithstanding, bylaws shall not be adopted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation entitled to vote thereon.

                                   ARTICLE IX
                                  SHAREHOLDERS

     9.1. Inspection of Books. The board of directors shall make reasonable rules to determine at what times and places and under what conditions the books of the Corporation shall be open to inspection by shareholders or a duly appointed representative of a shareholder.

     9.2. Control Share Acquisition. The provisions relating to any control share acquisition as contained in Florida Statutes now, or hereinafter amended, and any successor provision shall not apply to the Corporation.

     9.3. Quorum. The holders of shares entitled to one-third of the votes at a meeting of shareholders shall constitute a quorum.

     9.4. Required Vote. Acts of shareholders shall require the approval of holders of 50.01% of the outstanding votes of shareholders.

                                    ARTICLE X
             LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its By-Laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interests of this corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance.


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                                   ARTICLE XI
                                    CONTRACTS

     No contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this corporation is such other party or is, or at some time in the future becomes, an officer, director or partner of such other contracting party, or has now or hereafter a direct or indirect interest in such contract.

     I hereby certify that the following was adopted by a majority vote of the shareholders and directors of the corporation on June 1, 1998 and that the number of votes cast was sufficient for approval.

     IN WITNESS WHEREOF, I have hereunto subscribed to and executed this Amendment to Articles of Incorporation this on June 1, 1998.


/s/ Mark J. Bryn
-------------------------------
Mark J. Bryn, Sole Director

     The foregoing instrument was acknowledged before me on June 1, 1998, by Mark J. Bryn, who is personally known to me.


                                   /s/ E.P. LITTMAN
                                   --------------------------------
                                   Notary Public
My commission expires:             [SEAL] E.P. LITTMAN
                                          [ILLEGIBLE]
                                          EXPIRES: March 29, 2000
                                          Bonded Thru Notary Public Underwriters


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